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                                                                    EXHIBIT 12.1

                                PACCAR Financial Corp.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        PURSUANT TO SEC REPORTING REQUIREMENTS
                                (Thousands of Dollars)



                                                Nine Months Ended
                                                  September 30
                                            1997                1996
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FIXED CHARGES
  Interest expense                        $   75,238          $   73,786
  Portion of rentals deemed interest             187                 183
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TOTAL FIXED CHARGES                       $   75,425          $   73,969
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EARNINGS
  Income before taxes                     $   38,451          $   39,256
  Fixed charges                               75,425              73,969
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EARNINGS AS DEFINED                       $  113,876          $  113,225
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RATIO OF EARNINGS TO FIXED CHARGES             1.51X               1.53X
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The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR Inc. See Exhibit 12.2.




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